                         [LOGO OF XM SATELLITE RADIO]

         For Immediate Release


Press Contact:
Vicki Stearn: 202-969-7070, 301-233-0200, vicki.stearn@xmradio.com

Investor Contact:
Greg Cole: 202-969-7085, 703-624-7235, gregory.cole@xmradio.com


                   XM RADIO RAISES AN ADDITIONAL $235 MILLION


                  XM Now Fully Funded Through Commercial Launch
                       of Revolutionary New Radio Service

Washington, DC, July 10, 2000 -- XM Satellite Radio Inc. (Nasdaq:XMSR), a new band of radio, today announced that it has commitments for an additional $235 million, completing its funding through commercial launch of its revolutionary new nationwide satellite radio service. American Honda Motor Co., Inc. has joined General Motors, DIRECTV Enterprises, Inc., Clear Channel Communications and Motient Corporation (Nasdaq:MTNT) as a key strategic investor in XM.

The investor group, led by AEA Investors Inc., will purchase newly issued preferred stock in the company. The investment includes $60 million from AEA, $50 million from Madison Dearborn Partners, $35 million from Baron Asset Fund, $20 million from DIRECTV Inc. and $20 million from Columbia Capital. The investment also includes $50 million from American Honda. The convertible preferred stock has an 8.25% annual dividend and is convertible into common stock at a price of $26.50 per common share.

"XM is thrilled to add American Honda and AEA to our group of highly-respected strategic and financial partners," said Hugh Panero, XM's President and CEO. "In addition, about half of the investment comes from existing shareholders, which demonstrates their continued commitment to satellite radio. What a blockbuster year this has been, in just 12 months XM has raised over a billion dollars, completing our financing through commercial launch," he added.

"Investors are continuing to invest in the satellite radio industry with confidence as the industry moves from the capitalization t the satellite launch and execution phase," Mr. Panero said. "Today,

                         [LOGO OF XM SATELLITE RADIO]

XM will open its headquarters and state-of-the-art digital broadcast studios -- the largest and most advanced in the US -- and we'll launch the first of our two satellites in mid-November," he added.


                      XM Accelerates Into Execution Phase;
       Opens New Headquarters and State-of-the-Art Broadcast Studios Today

Also today, XM opens its new 150,000-sq. ft. headquarters in the heart of Washington, DC, including a digital radio broadcast facility that is both the largest in the US and the first end-to-end digital radio complex ever built. XM's new Programming Center will contain a network of more than 80 inter-connected audio studios including a two-story 2,300-square-foot performance studio large enough to accommodate a full orchestra and more than a dozen stand-alone studios equipped to broadcast live performances.

Approximately 100 employees will move into XM's corporate headquarters, beginning today, in a phased move to be completed in September.

"We're delighted at the prospect of broadcasting from Washington, the radio capital of the world. What the Motown sound did for Detroit, we're going to do for Washington and the rest of the US," Mr. Panero said.

XM Satellite Radio is developing a new band of radio. It will create and package up to 100 national channels of digital-quality music, news, sports, talk and children's programming. The service will be uplinked to XM's powerful satellites and transmitted directly to vehicle, home and portable radios across the country. Its first satellite is scheduled to launch in mid-November 2000. XM-Ready radios will be manufactured by such household names as Sony, Alpine, Pioneer Electronics Corporation and sold by automotive and retail outlets such as Best Buy and Circuit City. XM's consumer service is slated to begin during the first half of 2001 for a monthly subscription fee of $9.95. First there was AM, then FM and soon ... XM Satellite Radio. For more information, please visit XM's website: www.xmradio.com.

AEA Investors Inc. is one of the most experienced international private equity investment firms with investors that include former and current CEOs of major multinational corporations, family groups, endowment funds and institutions from around the world. AEA targets management buyouts as well as growth equity investments. With offices in New York and London, AEA focuses on investments in several business areas, which include business services, communications and media, consumer and industrial products, precision instruments and life sciences, specialty chemicals, and specialty retail.

                         [LOGO OF XM SATELLITE RADIO]

American Honda Motor Co., Inc. American Honda Motor Co., Inc. is the US sales and marketing arm of Honda Motor Co., Ltd. Established in 1959 as Honda's first overseas subsidiary, American Honda leads Honda's growing investment in America of more than $4.8 billion that includes nine manufacturing plants in North America, three major research and development centers in the US and total employment of more than 19,000 associates.

Baron Asset Fund is one of five mutual funds managed by Baron Capital and its affiliates, which are NY-based money management firms with $8.5 billion under management.

DIRECTV is the nation's leading digital satellite television service with more than 8.7 million customers including those subscribing to PRIMESTAR By DIRECTV. DIRECTV is a registered trademark of DIRECTV, Inc., a subsidiary of DIRECTV Enterprises and a unit of Hughes Electronics Corporation. Hughes Electronics is the world's leading provider of digital television entertainment, and satellite and wireless systems and services. The earnings of Hughes Electronics, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE: GMH). Visit DIRECTV on the World Wide Web at www.directv.com.

Columbia Capital, LLC is a premier private equity firm focused exclusively on the communications and information technology industries, investing in both emerging service providers and innovative, next generation technologies. Columbia Capital is located in Alexandria, Virgina, and has in excess of $1 billion under management.

Madison Dearborn Partners Inc. (MDP) headquartered in Chicago, Illinois, is a leading private equity investment firm with more than $7 billion of capital under management. MDP focuses on management buyouts and growth equity transactions involving rapidly developing companies. MDP has significant investment experience in several specific industries, including communications, basic industries, consumer, health care and financial services.

                                       ###

         Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include uncertainties associated with the launch of our satellites, the company's dependence on third party vendors, its continuing need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.'s Form 8-K filed with the Securities and Exchange Commission. Copies of the filing are available upon request from XM Radio's Investor Relations Department.